JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER ENDED SEPTEMBER 30, 2011

Morristown, Tennessee -- (November 1, 2011) – Jefferson Bancshares, Inc.  (NASDAQ: JFBI), the holding company for Jefferson Federal Bank, announced a net loss for the quarter ended September 30, 2011 of $958,000, or $0.15 per diluted share, compared to net income of $259,000, or $0.04 per diluted share, for the quarter ended September 30, 2010.   Financial results for the quarter ended September 30, 2011 were negatively impacted by a $3.0 million provision for loan losses compared to no recorded provision for the quarter ended September 30, 2010.  The increase in the provision for loan losses was the result of one lending relationship comprised of six commercial loans that became impaired during the quarter ended September 30, 2011.

Anderson L. Smith, President and Chief Executive Officer, commented, “The Bank's performance continues to be negatively impacted by the ongoing effects of the economic downturn in our markets and costs associated with the resolution of nonperforming assets.  We are pleased to report improvement in net interest income and the net interest margin. We have focused on lowering our cost of funds to offset the impact of reduced loan demand on earnings. We continue to maintain a strong liquidity position and our regulatory capital ratios exceed those required to be considered “well capitalized” for regulatory purposes.”

Net interest income increased $417,000, or 9.6%, to $4.8 million for the three months ended September 30, 2011 compared to $4.3 million for the same period in 2010.  The net interest margin was 3.90% for the three months ended September 30, 2011 compared to 3.08% for the same period in 2010. The yield on interest-earning assets increased 15 basis points to 5.00% for the three months ended September 30, 2011 compared to 4.85% for the same period in 2010 due to a change in the mix of average earning assets. The cost of interest-bearing liabilities declined 63 basis points to 1.22% for the three months ended September 30, 2011 compared to 1.85% for the same period in 2010, due to lower interest rates paid on deposits and FHLB advances.

Noninterest income increased $213,000, or 54.6%, to $603,000 for the three months ended September 30, 2011 compared to $390,000 for the same period in 2010, due to a decrease in loss on sale of foreclosed real estate.  Loss on sale of foreclosed real estate was $16,000 for the quarter ended September 30, 2011 compared to $347,000 for the same period in 2010.

Total noninterest expense decreased $333,000, or 7.6%, to $4.0 million for the three months ended September 30, 2011 compared to $4.4 million for the corresponding period in 2010.   Compensation expense totaled $1.6 million for the three months ended September 30, 2011 compared to $1.7 million for the same period in 2010.  Valuation adjustments and expenses on other real estate owned decreased $127,000, or 23.9%, to $404,000 for the three months ended September 30, 2011 compared to $531,000 for the same period in 2010.

At September 30, 2011, total assets were $549.5 million compared to $561.2 million at June 30, 2011.  Investment securities increased $5.0 million, or 6.7%, to $79.8 million at September 30, 2011 compared to $74.8 million at June 30, 2011, primarily due to new purchases exceeding calls and paydowns of securities.  Net loans decreased $9.8 million, or 2.6%, to $368.8 million at September 30, 2011, compared to $378.6 million at June 30, 2011, due primarily to a combination of reduced loan demand and normal pay-downs on existing loans.  Reduced loan demand is primarily the result of continued economic weakness in the Bank’s market areas.

Total deposits decreased $10.1 million, or 2.2%, to $444.1 million at September 30, 2011 compared to $454.3 million at June 30, 2011 due to planned runoff of certificates of deposit through lower interest rates.  Time deposits decreased $21.1 million, or 10.0%, to $189.8 million while transaction accounts increased $11.0 million, or 4.5%, to $254.3 million at September 30, 2011.  The average cost of interest-bearing deposits for the three month period ended September 30, 2011 was 0.96% compared to 1.49% for the corresponding period in 2010.

The Bank continues to be well-capitalized under regulatory requirements. The Bank’s total risk-based capital ratio was 12.66% at September 30, 2011, compared to 13.00% at June 30, 2011.  At September 30, 2011, the Company had 6,632,390 common shares outstanding with a book value of $8.38 per common share.

Nonperforming assets totaled $19.9 million, or 3.62% of total assets, at September 30, 2011, compared to $18.2 million, or 3.25% of total assets, at June 30, 2011 and $26.8 million, or 4.16% of total assets, at September 30, 2010.  Nonaccrual loans totaled $9.2 million at September 30, 2011 compared to $8.2 million at June 30, 2011 and $20.6 million at September 30, 2010.  Foreclosed real estate amounted to $10.5 million at September 30, 2011 compared to $9.5 million at June 30, 2011 and $5.6 million at September 30, 2010.  Net charge-offs for the three months ended September 30, 2011 were $963,000, or 1.01% of average loans annualized, compared to $1.8 million, or 1.82% of average loans annualized, for the quarter ended June 30, 2011, and $901,000, or 0.82% of average loans annualized, for the quarter ended September 30, 2010.  Net charge-offs for the quarter ended September 30, 2011 were primarily attributable to charge-offs of commercial loans and write-downs on foreclosed properties as weaknesses in local real estate markets continue to adversely impact collateral values.   The allowance for loan losses was $10.2 million, or 2.69% of total loans, at September 30, 2011 compared to $8.2 million, or 2.11% of total loans, at June 30, 2011. The provision for loan losses totaled $3.0 million for the quarter ended September 30, 2011, compared to $2.1 million for the quarter ended June 30, 2011 and no provision for the quarter ended September 30, 2010.     Management expects asset quality trends will continue to be affected by weakness in the economy.  The adequacy of the allowance for loan losses is evaluated monthly and adjusted as necessary to maintain an appropriate reserve for probable losses in the loan portfolio.  In addition, the Federal Deposit Insurance Corporation and Tennessee Department of Financial Institutions, as an integral part of their examination process, periodically review our allowance for loan losses and may require the Company to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

 Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee.  Jefferson Federal Bank is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee.  The Company’s stock is listed on the NASDAQ Global Market under the symbol “JFBI.”  More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website:  www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement.  Such factors include, but are not limited to:  prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421
Jane P. Hutton, Chief Financial Officer 423-586-8421

JEFFERSON BANCSHARES, INC.

	At	At
	September 30, 2011	June 30, 2011
	(Dollars in thousands)

Financial Condition Data:
Total assets	$549,534	$561,189
Loans receivable, net	368,818	378,587
Cash and cash equivalents, and interest-bearing deposits	32,301	40,548
Investment securities	79,777	74,780
Deposits	444,119	454,262
Repurchase agreements	775	945
FHLB advances	37,923	37,942
Subordinated debentures	7,161	7,133
Stockholders' equity	$55,556	$55,919

	Three Months Ended September 30,
	2011	2010
	(Dollars in thousands, except per share data)

Operating Data:
Interest income	$6,120	$6,856
Interest expense	1,355	2,508
Net interest income	4,765	4,348
Provision for loan losses	2,986	-
Net interest income after provision for loan losses	1,779	4,348
Noninterest income	603	390
Noninterest expense	4,020	4,353
Earnings before income taxes	(1,638)	385
Total income taxes	(680)	126
Net earnings	$(958)	$259

Share Data:
Earnings per share, basic	$(0.15)	$0.04
Earnings per share, diluted	$(0.15)	$0.04
Book value per common share	$8.38	$8.54
Weighted average shares:
Basic	6,230,266	6,205,582
Diluted	6,230,266	6,205,582

	Three Months Ended September 30,
	2011	2010
	(Dollars in thousands)

Allowance for Loan Losses:
Allowance at beginning of period	$8,181	$9,649
Provision for loan losses	2,986	-
Recoveries	40	8
Charge-offs	(1,003)	(909)
Net Charge-offs	(963)	(901)
Allowance at end of period	$10,204	$8,748

Net charge-offs to average outstanding
loans during the period, annualized	1.01%	0.82%

	At	At	At
	September 30, 2011	June 30, 2011	September 30, 2010
	(Dollars in thousands)

Nonperforming Assets:
Nonperforming loans	$9,185	$8,248	$20,618
Nonperforming investments	233	464	509
Real estate owned	10,471	9,498	5,631
Other nonperforming assets	1	1	-

Total nonperforming assets	$19,890	$18,211	$26,758

	Three Months Ended	Year Ended
	September 30, 2011	June 30, 2011

Performance Ratios:
Return on average assets	(0.69%)	0.00%
Return on average equity	(6.77%)	0.05%
Interest rate spread	3.78%	3.34%
Net interest margin	3.90%	3.44%
Efficiency ratio	75.25%	85.71%
Average interest-earning assets to average interest-bearing liabilities	110.22%	106.81%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	2.69%	2.11%
Allowance for loan losses as a percent of nonperforming loans	111.09%	99.19%
Nonperforming loans as a percent of total loans	2.42%	2.13%
Nonperforming assets as a percent of total assets	3.62%	3.25%